Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS FOURTH-QUARTER 2010 RESULTS

Steadily Increasing Volume Drives Net Sales up 20.0%; Net Income Increases by $4.6 million
Refinanced Long-Term Bonds to Extend Maturities and Reduce Interest Rate
2011 Expected “to be Another Year of Significant Improvement in Financial Results”

WARREN, Ohio – February 4, 2011 – Stoneridge, Inc. (NYSE: SRI) today announced net sales of $160.5 million and net income of $4.4 million, or $0.18 per diluted share, for the fourth quarter ended December 31, 2010.

For the 2010 fourth quarter, net sales increased $26.7 million, or 20.0%, to $160.5 million, compared with $133.8 million for the fourth quarter of 2009, driven by market demand as well as internal organic growth.  The increase in net sales was primarily caused by increased volume in the fourth quarter of 2010 compared with the fourth quarter of 2009 in the passenger car and light truck markets in North America (8.2%) and medium- and heavy-duty truck markets in both North America (29.3%) and Europe (78.1%).

Net income for the fourth quarter of 2010 was $4.4 million, or $0.18 per diluted share, compared with a net loss of $0.2 million, or $(0.01) per diluted share, in the fourth quarter of 2009.  The increase in net income was primarily due to increased production volume, which was somewhat offset by one-time non-recurring expenses mostly from the write-off of deferred financing costs from the Company’s $183.0 million bond refinancing, which reduced net income by $1.3 million, or $0.05 per diluted share, and costs associated with an environmental remediation of the idled asset held for sale in Sarasota, Florida in the amount of $0.9 million or $0.04 per diluted share.

On October 4, 2010, Stoneridge completed the refinancing of $183.0 million in unsecured 11.5% notes that would have matured on May 1, 2012.  Stoneridge issued $175.0 million in new senior secured 9.5% notes which mature October 15, 2017, and extended the maturity of the Asset Based Lending facility until November 1, 2012.  Expenses related to the refinancing unfavorably affected net income in the fourth quarter of 2010 by $1.3 million, or $0.05 per diluted share. Interest expense in the fourth quarter was favorably affected by the refinancing by $0.6 million or $0.02 per diluted share.

In addition, on November 8, 2010, the Company executed a secondary share issuance on behalf of shareholders affiliated with the Draime family (the “Selling Shareholders”) of the sale of 10,173,285 Company Common Shares at $10.75 per Common Share, less underwriting commissions and discounts. The Company did not receive any proceeds from the offering and did not incur any third party expenses.

As of December 31, 2010, Stoneridge’s consolidated cash position was $72.0 million, $19.9 million lower than its 2009 year-end balance of $91.9 million.  The decrease was primarily the result of higher accounts receivable balances from higher sales, as well as refinancing the Company’s long-term debt and to reduce the outstanding balance by $8.0 million. The Company’s Asset Based Lending facility remains undrawn.

For the year ended December 31, 2010, net sales were $635.2 million compared with $475.2 million for 2009; an increase of $160.0 million or 33.7%.  Net income for 2010 improved to $10.6 million, or $0.44 per diluted share, compared with a net loss of $32.4 million, or $(1.37) per diluted share, in 2009.

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Outlook
“Our markets in the fourth quarter continued the trend of sequential and year-over-year improvement resulting in increased sales. Volume improvements and our cost control initiatives benefited the fourth quarter and led to improved financial results compared with the third quarter of 2010.  Our fourth quarter results were also affected by expenses related to the previously announced refinancing and costs associated with an environmental remediation at our asset-held-for-sale Sarasota, Florida facility,” said John C. Corey, president and chief executive officer.  “We are closing out 2010 with significant improvement over the prior year.  We expect 2011 sales to continue the favorable trend which began in 2010 and consequently expect our 2011 sales to be in the range of $720.0 million to $750.0 million. Our 2011 sales will be the result of both increasing sales volumes and new business awards.  We expect 2011 to be another year of significant improvement in financial results.”

Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2010 fourth-quarter results can be accessed at 11 a.m. Eastern time on Friday, February 4, 2011, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the medium- and heavy-duty truck, automotive and agricultural and off-highway vehicle markets.  Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release.  Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in medium- and heavy-duty truck, automotive or agricultural and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443

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STONERIDGE, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Net Sales	$160,454	$133,785	$635,226	$475,152

Costs and Expenses:
Cost of goods sold	124,796	105,754	490,391	387,167
Selling, general and administrative	30,006	25,855	122,032	106,228

Operating Income (Loss)	5,652	2,176	22,803	(18,243)

Interest expense, net	4,824	5,371	21,780	21,965
Equity in earnings of investees	(4,160)	(2,911)	(10,346)	(7,775)
Loss on early extinguishment of debt	1,346	-	1,346	-
Other expense (income), net	(140)	446	(1,280)	893

Income (Loss) Before Income Taxes	3,782	(730)	11,303	(33,326)

Provision (benefit) for income taxes	(539)	(594)	678	(1,003)

Net Income (Loss)	4,321	(136)	10,625	(32,323)

Net Income (Loss) Attributable to Noncontrolling Interest	(105)	82	(184)	82

Net Income (Loss) Attributable to Stoneridge, Inc. and Subsidiaries	$4,426	$(218)	$10,809	$(32,405)

Basic Net Income (Loss) Per Share	$0.18	$(0.01)	$0.45	$(1.37)
Basic Weighted Average Shares Outstanding	23,967	23,764	23,946	23,626

Diluted Net Income (Loss) Per Share	$0.18	$(0.01)	$0.44	$(1.37)
Diluted Weighted Average Shares Outstanding	24,350	23,764	24,333	23,626

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STONERIDGE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2010	2009
ASSETS	(Unaudited)	(Audited)

Current Assets:
Cash and cash equivalents	$71,974	$91,907
Accounts receivable, less reserves of $2,013 and $2,350, respectively	102,600	81,272
Inventories, net	51,828	40,244
Prepaid expenses and other current assets	20,443	19,320
Total current assets	246,845	232,743

Long-Term Assets:
Property, plant and equipment, net	76,576	76,991
Investments and other long-term assets, net	60,184	54,864
Total long-term assets	136,760	131,855
Total Assets	$383,605	$364,598

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$68,341	$50,947
Accrued expenses and other current liabilities	44,442	38,900
Total current liabilities	112,783	89,847

Long-Term Liabilities:
Long-term debt	167,903	183,431
Other long-term liabilities	14,831	17,263
Total long-term liabilities	182,734	200,694

Shareholders' Equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 25,994 and 25,301
shares and outstanding 25,393 and 25,000 shares, respectively, with no stated value	-	-
Additional paid-in capital	161,587	158,748
Common Shares held in treasury, 602 and 301 shares, respectively, at cost	(1,118)	(292)
Accumulated deficit	(80,751)	(91,560)
Accumulated other comprehensive income	4,062	2,669
Total Stoneridge Inc. and Subsidiaries shareholders’ equity	83,780	69,565
Noncontrolling interest	4,308	4,492
Total shareholders' equity	88,088	74,057
Total Liabilities and Shareholders' Equity	$383,605	$364,598

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STONERIDGE, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (in thousands)

	For the Years Ended
	December 31,
	2010	2009
	(Unaudited)	(Audited)
OPERATING ACTIVITIES:
Net cash provided by operating activities	$13,851	$13,824

INVESTING ACTIVITIES:
Capital expenditures	(18,574)	(11,998)
Proceeds from sale of fixed assets	56	201
Business acquisitions and other	-	(5,967)
Net cash used for investing activities	(18,518)	(17,764)

FINANCING ACTIVITIES:
Extinguishment of senior notes	(183,000)	-
Proceeds from issuance of senior secured notes	170,625	-
Proceeds from issuance of other debt	690	-
Repayments of other debt	(278)	(55)
Revolving credit facility borrowings	8,389	1,274
Revolving credit facility payments	(8,335)	(883)
Other financing costs	(1,365)	-
Repurchase of shares to satisfy employee tax withholding	(826)	-
Excess tax benefits from share-based compensation expense	395	-
Premiums related to early extinguishment of debt	(324)	-
Net cash provided by (used for) financing activities	(14,029)	336

Effect of exchange rate changes on cash and cash equivalents	(1,237)	2,819

Net change in cash and cash equivalents	(19,933)	(785)

Cash and cash equivalents at beginning of period	91,907	92,692

Cash and cash equivalents at end of period	$71,974	$91,907

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